Cimarex Reports First-Quarter 2008 Earnings of $1.76 per Share

    DENVER, May 6 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today reported first-quarter 2008 net income of $149.8 million, or $1.76 per diluted share. This compares to first-quarter 2007 earnings of $64.6 million, or $0.77 per diluted share.

    Revenues from oil and gas sales in the first quarter of 2008 were $454.4 million, compared to $293.5 million in the same period of 2007. First-quarter 2008 cash flow from operations totaled $334.7 million versus $215.4 million in the same period of 2007(1).

    The increase in first-quarter 2008 revenues, earnings and cash flow is primarily a result of higher production and oil and gas prices. First-quarter 2008 gas prices increased 25% to $8.38 per thousand cubic feet (Mcf) and oil rose 71% to $94.38 per barrel from the same period of 2007.

    First-quarter 2008 daily oil and gas production grew 8% over last year's first quarter. Gas production in the latest quarter averaged 339.7 million cubic feet per day, an increase of 5% over the first-quarter 2007 and oil production grew 16% to an average of 22,757 barrels per day. Growing production reflects strong results from drilling.

    Capital

    First-quarter 2008 exploration and development capital totaled $307.0 million as compared to $245.5 million in the first quarter of 2007. In the first quarter of 2008, Cimarex drilled 126 gross (76 net) wells, completing 95% of the gross wells as producers. Exploration and development capital investment for 2008 is still projected to range from $1.1 - $1.3 billion.

    Outlook

    Second-quarter 2008 production volumes are projected to range between 478-488 MMcfe/d. Full-year 2008 production is projected to be in the range of 475-495 MMcfe/d, or an 8-12% increase over 2007 after adjusting for property sales.

    Expenses for the remainder of 2008 are expected to fall within the following ranges:

    Expenses ($/Mcfe):
      Production expense                            $1.20 - $1.30
      Transportation expense                         0.17 -  0.20
      DD&A and ARO accretion                         2.85 -  3.00
      General and administrative expense             0.26 -  0.30
      Production taxes (% of oil and gas revenue)    6.5% -  7.5%

    Conference call and web cast

    Cimarex will host a follow-up conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial
(888) 603-6873 and reference call ID # 42803763 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 42803763. The listen-only web cast of the call will be accessible via http://www.cimarex.com.

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    About Cimarex Energy

    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

    (1) Cash Flow from Operations is a non-GAAP financial measure that represents Net Cash Provided By Operating Activities adjusted for the change in operating assets and liabilities. See below for a reconciliation of the related amounts.

                            PRICE AND PRODUCTION DATA

                                                  For the Three Months Ended
                                                          March 31,
                                                     2008          2007

    Gas Production:
      Total production - Mcf                      30,909,539    29,176,637
      Gas volume - Mcf per day                       339,665       324,185
      Gas price - per Mcf (before hedge effect)        $8.35         $6.55
      Effect of hedges                                 $0.03         $0.18
      Gas price - per Mcf (after hedge effect)         $8.38         $6.73

    Oil Production (including NGL):
      Total production - barrels                   2,070,857     1,759,724
      Oil volume - barrels per day                    22,757        19,552
      Oil price - per barrel                          $94.38        $55.22

                      OIL AND GAS CAPITALIZED EXPENDITURES

                                                  For the Three Months Ended
                                                            March 31,
                                                       2008          2007
                                                         (in thousands)

    Acquisition of properties                         $1,045           $23
    Exploration and development                      306,955       245,505
    Total oil and gas expenditures                   308,000       245,528

    Sale proceeds                                         --          (250)
                                                    $308,000      $245,278

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                   RECONCILIATION OF CASH FLOW FROM OPERATIONS

                                                 For the Three Months Ended
                                                          March 31,
                                                      2008          2007
                                                       (in thousands)

    Net cash provided by operating activities       $315,245      $186,469
      Increase in operating assets and liabilities    19,455        28,929

    Cash flow from operations                       $334,700      $215,398

    Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.



    CONDENSED INCOME STATEMENTS (unaudited)

                                              For the Three Months Ended
                                                       March 31,
                                                    2008        2007
                                         (In thousands, except per share data)

    Revenues:
      Gas sales                                  $258,955    $196,290
      Oil sales                                   195,450      97,164
      Gas gathering, processing and other          21,371      12,639
      Gas marketing, net                            1,300         782
                                                  477,076     306,875
    Costs and expenses:
      Depreciation, depletion and amortization    125,556     108,884
      Asset retirement obligation                   1,594       2,591
      Production                                   52,052      45,005
      Transportation                                8,309       5,934
      Gas gathering and processing                 10,041       7,311
      Taxes other than income                      30,607      20,627
      General and administrative                   11,584      12,651
      Stock compensation, net                       2,275       2,670
      Other operating, net                          1,036        (271)
                                                  243,054     205,402

    Operating income                              234,022     101,473

    Other (income) and expense:
      Interest expense                              8,420       9,165
      Capitalized interest                         (4,606)     (5,091)
      Amortization of fair value of debt             (191)       (947)
      Other, net                                   (3,017)     (3,449)

    Income before income tax expense              233,416     101,795
    Income tax expense                             83,581      37,167

    Net income                                   $149,835     $64,628

    Earnings per share:
      Basic                                         $1.84       $0.79
      Diluted                                       $1.76       $0.77

    Weighted average shares outstanding:
      Basic                                        81,286      82,222
      Diluted                                      85,200      84,393

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    CONDENSED CASH FLOW STATEMENTS (unaudited)

                                                    For the Three Months Ended
                                                            March 31,
                                                        2008          2007

    Cash flows from operating activities:
      Net income                                      $149,835      $64,628
      Adjustment to reconcile net income to net
       cash provided by operating activities:
        Depreciation, depletion and amortization       125,556      108,884
        Asset retirement obligation                      1,594        2,591
        Deferred income taxes                           55,663       37,167
        Stock compensation, net                          2,275        2,670
        Other                                             (223)        (542)
      Changes in operating assets and liabilities:
        (Increase) decrease in receivables, net        (40,649)       6,311
        (Increase) decrease in other current assets     (6,437)       1,115
        Increase (decrease) in accounts payable and
         accrued liabilities                            28,307      (35,245)
        Decrease in other non-current liabilities         (676)      (1,110)
            Net cash provided by operating activities  315,245      186,469
    Cash flows from investing activities:
      Oil and gas expenditures                        (284,281)    (252,371)
      Proceeds from sale of assets                         104          349
      Sales of short-term investments                    5,000           --
      Other expenditures                                (8,994)      (2,303)
            Net cash used by investing activities     (288,171)    (254,325)
    Cash flows from financing activities:
      Net increase in bank debt                             --       66,000
      Dividends paid                                    (4,953)      (3,365)
      Proceeds from issuance of common stock and other   2,116        7,524
            Net cash provided by (used in) financing
             activities                                 (2,837)      70,159
    Net change in cash and cash equivalents             24,237        2,303
    Cash and cash equivalents at beginning of period   123,050        5,048
    Cash and cash equivalents at end of period        $147,287       $7,351

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    BALANCE SHEETS (unaudited)

                                                 March 31,      December 31,
                                                   2008             2007
                     Assets                (In thousands, except share data)

    Current assets:
      Cash and cash equivalents                  $147,287         $123,050
      Restricted cash                                 724               --
      Short-term investments                        9,364           14,391
      Receivables, net                            355,976          315,327
      Inventories                                  40,785           29,642
      Deferred income taxes                            79            5,697
      Derivative instruments                           --           12,124
      Other current assets                         10,489           64,346
        Total current assets                      564,704          564,577
    Oil and gas properties at cost, using the
     full cost method of accounting:
      Proved properties                         5,851,042        5,545,977
      Unproved properties and properties under
       development, not being amortized           362,416          364,618
                                                6,213,458        5,910,595
      Less - accumulated depreciation,
       depletion and amortization              (2,060,047)      (1,938,863)
        Net oil and gas properties              4,153,411        3,971,732
    Fixed assets, net                              94,440           90,584
    Goodwill                                      691,432          691,432
    Other assets, net                              94,461           44,469
                                               $5,598,448       $5,362,794


                      Liabilities and Stockholders' Equity

    Current liabilities:
      Accounts payable                            $72,294          $52,671
      Accrued liabilities                         234,664          240,387
      Derivative instruments                        6,773               --
      Revenue payable                             145,474          131,513
        Total current liabilities                 459,205          424,571
    Long-term debt                                486,968          487,159
    Deferred income taxes                       1,121,923        1,076,223
    Other liabilities                             132,310          115,554
    Stockholders' equity:
      Preferred stock, $0.01 par value,
       15,000,000 shares authorized, no shares
       issued                                          --               --
      Common stock, $0.01 par value,
       200,000,000 shares authorized,
       83,929,645 and 83,620,480 shares issued,
       respectively                                  839              836
      Treasury stock, at cost, 1,078,822
       shares held                                (40,628)         (40,628)
      Paid-in capital                           1,848,532        1,842,690
      Retained earnings                         1,593,627        1,448,763
      Accumulated other comprehensive income       (4,328)           7,626
                                                3,398,042        3,259,287
                                               $5,598,448       $5,362,794